Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

CONTACT: DAVID CASTANEDA

Vice President

Investor & Media Relations

DIRECT: 713-265-0202

E-mail: Info@Cheniere.com

Cheniere Energy Announces Acquisition of BPU LNG Inc.

Transaction Gives Cheniere 100% Control of Corpus Christi LNG, L.P.

Houston—February 8, 2005—Cheniere Energy, Inc. (AMEX: LNG) announces that it has acquired BPU LNG, Inc. in exchange for 1,000,000 restricted shares of Cheniere’s common stock. BPU LNG, Inc. holds as its sole asset a 33.3% limited partner Interest in Corpus Christi LNG, L.P. (Corpus LNG). As a result of the acquisition of BPU LNG, Inc., Cheniere now controls 100% of the Corpus LNG limited partner interests. Cheniere is also the general partner.

In December of 2003, Corpus LNG filed with the Federal Energy Regulatory Commission (FERC) for a permit to build and operate a liquefied natural gas receiving terminal near Corpus Christi, Texas with daily processing capacity of 2.6 billion cubic feet. On November 18, 2004, FERC issued a draft Environmental Impact Statement (EIS) concluding that approval of the proposed project, with appropriate mitigating measures as recommended, would have limited adverse environmental impact. FERC procedures set forth a public comment period on the draft EIS, which concluded earlier this year. Cheniere anticipates FERC will issue a final EIS and grant its permit in the near future.

Cheniere Energy, Inc. is a Houston-based developer of LNG receiving terminals and a Gulf of Mexico E&P company. Cheniere is developing Gulf Coast LNG receiving terminals near Sabine Pass in Cameron Parish, LA, in which it holds a 100% ownership interest; near Corpus Christi, TX, in which it holds a 100% ownership interest; and near the Creole Trail in Cameron Parish, LA, in which it holds a 100% ownership interest. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is building an LNG receiving terminal in Freeport, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P., which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its web site at www.Cheniere.com.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.